UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 28, 2015

ORAMED PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-35813	98-0376008
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Hi-Tech Park 2/4 Givat Ram, PO Box 39098, Jerusalem, Israel	91390
(Address of Principal Executive Offices)	(Zip Code)

+972-2-566-0001

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously reported, on November 30, 2015, Oramed Pharmaceuticals Inc., or the Company, entered into a Securities Purchase Agreement, or SPA, with Hefei Tianhui Incubation of Technologies Co. Ltd., or HTIT, pursuant to which HTIT agreed to buy and the Company agreed to sell 1,155,367 restricted shares of Common Stock of the Company, or the Shares, at a price of approximately $10.39 per Share, for the aggregate amount of $12 million. The transaction closed on December 28, 2015.

In addition, on December 21, 2015, or the Execution Date, the Company, its Israeli wholly-owned subsidiary and HTIT, entered into an Amended and Restated Technology License Agreement, or the A&R License Agreement, which replaced the Technology License Agreement, or the License Agreement, dated November 30, 2015 between the parties. The material terms of the A&R License Agreement are the same as of the License Agreement, as previously disclosed in the Company’s Current Report on Form 8-K filed on November 30, 2015. The closing conditions of the A&R License Agreement were met during December 2015, and the initial payment of $3 million is expected to be received during the first half of January 2016.

  Warning Concerning Forward Looking Statements

This Current Report on Form 8-K contains statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. These forward looking statements are based upon the Company’s present intent, beliefs or expectations, but forward looking statements are not guaranteed to occur and may not occur. For example, the Company is using forward-looking statements when it discusses future payments by HTIT. However, these payments are subject to certain conditions, as set forth in the A&R License Agreement. For these reasons, among others, you should not place undue reliance upon the Company’s forward looking statements. Except as required by law, the Company undertakes no obligation to revise or update any forward looking statements in order to reflect any event or circumstance that may arise after the date of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORAMED PHARMACEUTICALS INC.

	By:	/s/ Nadav Kidron
	Name:	Nadav Kidron
December 28, 2015	Title:	President and CEO

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